The information in this preliminary prospectus supplement and the accompanying prospectus relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE
PREFERRED STOCK OFFERINGS]1

SUBJECT TO COMPLETION, DATED            , 20

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated [           ], 2014)

[•] Shares

GSV Capital Corp.

Series [    ] Preferred Stock
Liquidation Preference $[•] Share

We are an externally managed non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, or the “1940 Act.” Our investment objective is to maximize our portfolio’s total return, principally by seeking capital gains on our equity investments.

All of the      shares of Series [    ] preferred stock, or the preferred stock, offered by this prospectus supplement are being sold by us. Each share of preferred stock has a liquidation preference of $     per share, and the share of preferred stock are subject to redemption at the option of the holder as described in this prospectus supplement. [We have applied to list the Series [    ] Preferred Stock on      [so that trading on the exchange will begin within days after the date of this prospectus supplement, subject to notice of issuance. Prior to the expected commencement of trading on     , the underwriters do not intend to make a market in our preferred stock. Consequently, it is anticipated that, prior to the commencement of trading on     , an investment in our preferred stock will be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop. If a secondary market does develop prior to the commencement of trading on     , holders of our preferred stock may be able to sell such shares only at substantial discounts from their liquidation preference.] The trading symbol for our preferred stock will be [“    ”].

Our common stock is listed on the NASDAQ Capital Market under the symbol “GSVC.” On [•], 2014, the last reported sales price on the NASDAQ Capital Market for our common stock was $[•] per share. We are required to determine the net asset value per share of our common stock on a quarterly basis. The net asset value per share of our common stock as of [•] was $[•].

An investment in our preferred stock is subject to risks and involves a heightened risk of total loss of investment. See “Risk Factors” beginning on page S-11 of the prospectus supplement and page [•] of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our preferred stock.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our preferred stock. Please read this prospectus supplement and the accompanying prospectus before investing in our preferred stock and keep each for future reference. We are required to file annual, quartlerly, and current reports, proxy statements and other information with the Securities and Exchange Commission. This information will be available free of charge by contacting us at GSV Capital Corp., 2925 Woodside Road, Woodside, CA 94062, by telephone at (650) 235-4769, or on our website at http://www.gsvcap.com. Information contained on our website is not incorporated by referenced into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains information about us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total
Public Offering Price	$	[•]	$	[•]
Sales Load (Underwriting Discounts and Commissions)	$	[•]	$	[•]
Proceeds to GSV Capital Corp. (before expenses)	$	[•]	$	[•]

[In addition, the underwriters may purchase up to an additional      shares of preferred stock from us at the public offering price, less the underwriting discount, within     days of the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $    , the total underwriting discount (sales load) paid by us will be $    , and total proceeds, before expenses, will be $    .]

The underwriters expect to deliver the shares on or about [•], 2014.

Prospectus Supplement dated [•], 2014.

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
Summary
Fees and Expenses
Selected Financial and Other Data
Selected Quarterly Financial Data
Risk Factors
Forward-Looking Statements and Projections
Use of Proceeds
Price Range of Common Stock and Distributions
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Business
Portfolio Companies
Management
Portfolio Management
Investment Advisory Agreement
Administration Agreement
License Agreement
Related Party Transactions and Certain Relationships
Control Persons and Principal Stockholders
Regulation as a Business Development Company
Determination of Net Asset Value
Dividend Reinvestment Plan
Material U.S. Federal Income Tax Considerations
Description of Our Securities
Description of Our Capital Stock
Description of Our Preferred Stock
Description of Our Subscription Rights
Description of Our Debt Securities
Description of Our Warrants
Plan of Distribution

i

Page
Custodian, Transfer and Distribution Paying Agent and Registrar
Brokerage Allocation and Other Practices
Legal Matters
Independent Registered Public Accounting Firm
Available Information
Privacy Notice
Index to Financial Statements

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is the prospectus supplement, which describes the terms of this offering of preferred stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. In particular, this prospectus supplement includes updated risk factors, financial data, portfolio holdings and their respective valuations, and other disclosure that is tailored to address the pertinent market and other conditions that are currently prevalent. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Additional Information” and “Risk Factors” included in this prospectus supplement and the accompanying prospectus, respectively, before investing in our preferred stock.

You should rely on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any dealer, salesman or other person to provide you with different information or to make representations as to matters not stated in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the respective front cover of this prospectus supplement and the accompanying prospectus. We will amend or supplement this prospectus supplement and the accompanying prospectus in the event of any material change to the information contained herein during the distribution period.

SUMMARY

The following summary contains basic information about the offering of shares of our preferred stock pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of shares of our preferred stock pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the shares we are offering. You should carefully read the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included in the accompanying prospectus and any updates or additions to those sections included in this prospectus supplement.

Except where the context suggests otherwise, the terms “we,” “us,” “our” and “GSV Capital” refer to GSV Capital Corp. In addition, the terms “GSV Asset Management” or “investment adviser” refer to GSV Asset Management, LLC, and “GSV Capital Service Company” or the “administrator” refer to GSV Capital Service Company, LLC.

Overview

We are an externally managed non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, or the “1940 Act.” Our investment objective is to maximize our portfolio’s total return, principally by seeking capital gains on our equity investments. We invest principally in the equity securities of rapidly growing venture capital-backed emerging companies. We may also invest on an opportunistic basis in select publicly-traded equity securities of rapidly growing companies that otherwise meet our investment criteria. In addition, while we invest primarily in U.S. companies, we may invest on an opportunistic basis in certain non-U.S. companies that otherwise meet our investment criteria, although in no event will the aggregate value of our non-U.S. investments exceed 30% of the aggregate value of our total investment portfolio. We acquire our investments through secondary marketplaces for private companies, negotiations with selling stockholders and direct investments with prospective portfolio companies. Our investment activities are managed by GSV Asset Management, LLC. GSV Capital Service Company, LLC provides the administrative services necessary for us to operate. Although we may elect to be taxed as a Regulated Investment Company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for the 2013 taxable year, we are currently taxed as a regular corporation (“a C Corporation”) under the Code.

Our investment philosophy is premised on a disciplined approach of identifying potentially high-growth emerging companies across several key industry themes which may include, among others, social mobile, cloud computing and big data, internet commerce, sustainability and education technology. Our investment adviser’s investment decisions are based on a disciplined analysis of available information regarding each potential portfolio company’s business operations, focusing on the company’s growth potential, the quality of recurring revenues and cash flow and cost structures, as well as an understanding of key market fundamentals. Venture capital funds or other financial or strategic sponsors have invested in the vast majority of the companies that our investment adviser evaluates.

We seek to deploy capital primarily in the form of non-controlling equity and equity-related investments, including common stock, warrants, preferred stock and similar forms of senior equity, which may or may not be convertible into a portfolio company’s common equity, and convertible debt securities with a significant equity component.

[Estimated Net Asset Value

Our [•], 2013 unaudited net asset value per share is estimated to be between $[•] and $[•]. On [•], 2013, our valuation committee reviewed and made a determination with respect to the recommended fair value of our portfolio assets as of [•], 2013 in accordance with our valuation policy. Our [•], 2013 net asset value estimate is based on our valuation committee’s recommendation of the fair value of our portfolio investments as well as other factors, including expected operating expenses. We have provided an estimate of our [•], 2013 net asset value per share because our board of directors has not yet determined our actual net asset value as of

[•], 2013. The estimated [decrease/increase] in net asset value per share from [•], 2013 to [•], 2013 is primarily due to [    ]. Our actual net asset value for [•], 2013 will be subject to the final determination by our board of directors. See “Determination of Net Asset Value” and “Risk Factors — Because our investments are generally not in publicly traded securities, there will be uncertainty regarding the value of our portfolio investments.”]2

Current Portfolio

We have limited information about the financial performance and profitability of our portfolio companies. While according to public filings with the SEC, certain of our portfolio companies have earned net income in recent periods, we believe that many of our portfolio companies are currently experiencing operating losses. There can be no assurance when or if such companies will operate at a profit. In addition, our current portfolio company investments are also concentrated in a limited number of companies. As of [•], 2013, over half of our portfolio company investments were comprised of investments in ten companies.

As of [•], 2013, we have completed investments in the companies identified below. For those investments held as of [•], 2013, amounts include transaction fees and costs. For those investments acquired subsequent to [•], 2013, amounts are exclusive of transaction fees and costs as those have not yet been finally determined. Fair value was determined in good faith by our board of directors as of [•], 2013 for those investments held as of [•], 2013. For those investments acquired subsequent to [•], 2013, our board of directors has not yet determined their fair value and such investments are included at purchase cost on the acquisition date exclusive of transaction fees and costs.

Recent Developments

[    ]

[2]	This disclosure may be included to the extent that an offering is conducted following the end of a fiscal quarter, for which we have not made a final determination of net asset value, if and to the extent we have sufficient information available to reliably estimate net asset value for such quarter.

[TABLE AND FOOTNOTES TO BE UPDATED]

Investment(1)	Cost(2)	Fair Value(3)	Source(s)	Description

(1)

(2)

(3)

(4)

(5)

(6)

(7)

(8)

(9)

(10)

Summary Risk Factors

The value of our assets, as well as the market price of our stock, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in our stock involves other risks, including those discussed under the caption “Risk Factors” beginning on page S-11 of this prospectus supplement and page [•] of the accompanying prospectus. In addition, the other information included in this prospectus supplement and the accompanying prospectus contains a discussion of factors you should carefully consider before deciding to invest in shares of our stock. Some of these risks include:

•	Our investments in the rapidly growing venture capital backed emerging companies that we are targeting may be extremely risky and we could lose all or part of our investments;
•	Because our investments are generally not in publicly traded securities, there will be uncertainty regarding the value of our portfolio investments;
•	We may not realize gains from our equity investments and, because certain of our portfolio companies may incur substantial debt to finance their operations, we may experience a complete loss on our equity investment in the event of a bankruptcy or liquidation of any of our portfolio companies;
•	Most of our portfolio companies are currently experiencing operating losses, which may be substantial, and there can be no assurance when or if such companies will operate at a profit;
•	The lack of liquidity in, and potentially extended duration of, many of our investments may adversely affect our business and will delay any distributions of gains, if any;
•	Our portfolio may be concentrated in a limited number of portfolio companies or market sectors, which will subject us to a risk of significant loss if the business or market position of these companies deteriorates or market sectors experience a market downturn;
•	Technology-related sectors in which we invest are subject to many risks, including volatility, intense competition, decreasing life cycles, product obsolescence, changing consumer preferences and periodic downturns;
•	We may be limited in our ability to make follow-on investments, for a number of reasons, including financial or regulatory restrictions, and our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio;
•	We have only a limited operating history;
•	Our inability to maintain our status as a business development company;

•	We are dependent upon GSV Asset Management’s senior investment personnel for our future success;
•	We may experience fluctuations in our quarterly results and we may be unable to replicate past investment opportunities or make the types of investments we have made to date in future periods;
•	Risk associated with transacting on secondary marketplaces, including the limited availability and reliability of information relating to prospective investments and legal and regulatory risks;
•	We operate in a highly competitive market for direct equity investment opportunities;
•	We will generally make non-controlling investments and are subject to the risks that other significant shareholders may have interests that differ from those of the portfolio company or minority investors;
•	There are significant potential conflicts of interest, which could impact our investment returns and limit the flexibility of our investment policies;
•	Regulations governing our operation as a business development company affect our ability to and the way in which we raise additional capital, which may expose us to risks;
•	We were taxable as a C corporation during the 2012 taxable year. We will be subject to corporate-level income tax if we are profitable and we are unable to qualify as a RIC, which we have been unable to do for the 2013 taxable year. Unless the SEC certifies us as being principally engaged in the furnishing of capital to certain types of developmental corporations, we will not qualify as a RIC for the 2013 taxable year, which could have a material adverse effect on our financial performance. There can be no assurance that we will qualify as a RIC in the 2013 taxable year or in any subsequent taxable year; and
•	We will have broad discretion over the use of proceeds of this offering, to the extent it is successful, and will use proceeds in part to satisfy operating expenses.
•	Market yields may increase, which would result in a decline in the price of our preferred stock;
•	Prior to this offering, there has been no public market for our preferred stock, and we cannot assure you that the market price of our preferred stock will not decline following the offering;
•	The preferred stock are unrated securities;
•	The preferred stock will be subordinate to the rights of holders of senior indebtedness;
•	An investment in term preferred stock with a fixed interest rate bears interest rate risk;
•	There will be no initial secondary trading market due to delayed listing, and even after listing a liquid secondary trading market may not develop;
•	The Series [ ] Term Preferred Shares will not be rated;
•	The Series [ ] Term Preferred Shares will bear a risk of early redemption by us;
•	Claims of holders of the Series [ ] Term Preferred Shares will be subject to a risk of subordination relative to holders of our debt instruments;
•	There will be no initial secondary trading market due to delayed listing, and even after listing a liquid secondary trading market may not develop;
•	The Series [ ] Term Preferred Shares will not be rated;
•	The Series [ ] Term Preferred Shares will bear a risk of early redemption by us;
•	We are subject to risks related to the general credit crisis and related liquidity risks;

•	Holders of the Series [ ] Term Preferred Shares will bear reinvestment risk;
•	Holders of Series [ ] Term Preferred Shares will bear dividend risk; and
•	There is a risk of delay in our redemption of the Series [ ] Term Preferred Shares, and we may fail to redeem such securities as required by their terms.

Our Corporate Information

Our offices are located at 2925 Woodside Road, Woodside, CA 94062, and our telephone number is (650) 235-4769.

The Offering

Shares of Series [•] Preferred Stock Offered by Us
[•] shares
Shares of Series [•] Preferred Stock Outstanding Prior to this Offering
[•] shares
Shares of Series [•] Preferred Stock to be Outstanding After this Offering (assuming no exercise of the underwriters’ over-allotment option)
[•] shares
Over-Allotment Option
[•] shares
Use of Proceeds
Our net proceeds from this offering will be approximately $[•], assuming a public offering price of $[•] per share. We plan to invest the net proceeds from the sale of our securities pursuant to this prospectus and any accompanying prospectus supplement in portfolio companies in accordance with our investment objective and strategies described in this prospectus. We will also use a portion of any such net proceeds to pay operating expenses, and other expenses such as due diligence expenses relating to potential new investments. We anticipate that substantially all of the net proceeds of any such offering will be used for the above purposes within six to 12 months, depending on the availability of investment opportunities that are consistent with our investment objectives and market conditions, except for such amounts as may be retained for purposes of funding our ongoing operations subsequent to the completion of such offering. Each supplement to this prospectus relating to an offering will more fully identify the use of the proceeds from such offering. See “Use of Proceeds” in the accompanying prospectus.
Dividend Rate
[•]% per annum
Dividend Payment Dates
[•], [•], and [•] or each year, commencing on [•].
Record Dates
[•], [•], and [•].
[•] symbol
Our preferred stock is listed on the [•] under the symbol “[•].”
Liquidation Preference
The liquidation preference of our preferred stock is $[•] per share.
Restrictions on Dividend, Redemption and Other Payments
No full dividends and distributions will be declared or paid on the preferred stock for any dividend period, or a part of a dividend period, unless the full cumulative dividends and distributions due through the most recent dividend payment dates for all outstanding shares of preferred stock have been, or contemporaneously are, declared and paid through the most recent dividend payment dates for each series of preferred stock. If full cumulative dividends and distributions due have not been paid on all outstanding preferred stock of any series, any dividends and distributions being declared and paid on preferred stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of preferred stock on the relevant dividend payment date. No holders of preferred stock will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the Certificate of Designations.
Optional Redemption
The preferred stock may be redeemed, in whole or in part, at any time after [•], at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.
Year Applicable Percentage [•] %
Redemption at the Option of the Holder
On and after [ ] each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends. In addition, each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends upon the occurrence of certain fundamental changes.
Voting Rights
Voting rights associated with the preferred stock are [•].
Rating
The preferred stock is not rated.
Conversion
[Describe any applicable conversion provisions set forth in the Certificate of Designations.]
Exchange
[Describe any applicable exchange provisions set forth in the Certificate of Designations.]
Material U.S. Federal Income Tax Consequences
The Company was taxed as a C corporation for its 2012 taxable year. Beginning with its 2013 taxable year, the Company may elect to be treated as a RIC under subchapter the Code, if management determines that it is in the best interests of the Company to do so and the Company is able to satisfy the requirements under subchapter M of the Code. As a RIC, we generally will not be required to pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our stockholders as dividends. To obtain and maintain our RIC tax treatment, we must meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. There can be no assurances that we will be able to satisfy the requirements to qualify as a RIC under Subchapter M of the Code. See “Price Range of Common Stock and Distributions” and “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Investment Advisory Fees
We pay GSV Asset Management a fee for its services under the Investment Advisory Agreement consisting of two components — a base management fee and an incentive fee. The base management fee is calculated at an annual rate of 2.00% of our gross assets, which is our total assets as reflected on our balance sheet (with no deduction for liabilities). The incentive fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), commencing on December 31, 2011, and will equal the lesser of (i) 20% of our realized capital gains during such calendar year, if any, calculated on an investment-by-investment basis, subject to a non-compounded preferred return, or “hurdle,” and a “catch-up” feature, and (ii) 20% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees. See “Investment Advisory Agreement.” The terms for calculating the management fee create an incentive for our investment adviser to utilize leverage because our management fee is based on our gross assets, including borrowings for investment purposes, rather than our net assets. We will be required, however, to obtain the approval of our Board of Directors before we incur any additional indebtedness.
Administration Agreement
We reimburse GSV Capital Service Company for our allocable portion of overhead and other expenses it incurs in performing its obligations under the Administration Agreement, including furnishing us with office facilities, equipment and clerical, bookkeeping and record keeping services at such facilities, as well as providing us with other administrative services. In addition, we reimburse GSV Capital Service Company for the fees and expenses associated with performing compliance functions, and our allocable portion of the compensation of our chief financial officer, chief compliance officer and other staff providing administrative services. Additionally, GSV Capital Service Company may outsource some of its duties. While there is no limit on the total amount of expenses we may be required to reimburse to GSV Capital Service Company, our administrator will only charge us for the actual expenses it incurs on our behalf, or our allocable portion thereof, without any profit to GSV Capital Service Company. See “Administration Agreement.”
Risk Factors
Investing in our preferred stock involves a high degree of risk. You should consider carefully the information found in the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and page [•] of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our preferred stock. We have only a limited operating history as a business development company and as a regulated investment company. If we fail to qualify as a regulated investment company, we could become subject to federal income tax on all of our income, which would have a material adverse effect on our financial performance. We invest in rapidly growing venture capital-backed emerging companies. These activities may involve a high degree of business and financial risk. We are also subject to risks associated with access to additional capital, fluctuating quarterly results and variation in our portfolio value.
Available Information
We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus supplement and the accompanying prospectus.
We are required to file periodic reports, current reports, proxy statements and other information with the SEC. This information is available at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549 and on the SEC’s website at http://www.sec.gov. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at (202) 551-8090. This information is also available free of charge by contacting us at GSV Capital Corp., 2925 Woodside Road, Woodside, CA 94062, by telephone at (650) 235-4769, or on our website at http://www.gsvcap.com

RISK FACTORS

Before you invest in our common stock, you should be aware of various risks, including those described below and under the section entitled “Risk Factors” beginning on page [•] of the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our common stock. The risks set out below and in the accompanying prospectus are not the only risks we face. If any of the adverse events or conditions described below or in the accompanying prospectus occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value could decline, and you may lose all or part of your investment.

Risks Related to this Offering and Our Preferred Stock

We will have broad discretion over the use of proceeds of this offering, to the extent it is successful, and will use proceeds in part to satisfy operating expenses.

We will have significant flexibility in applying the proceeds of this offering and may use the net proceeds from this offering in ways with which you may not agree, or for purposes other than those contemplated at the time of this offering. We cannot assure you that we will be able to successfully utilize the proceeds within the timeframe contemplated. We will also pay operating expenses, and may pay other expenses such as due diligence expenses of potential new investments, from net proceeds. Our ability to achieve our investment objective may be limited to the extent that the net proceeds of the offering, pending full investment, are used to pay operating expenses. In addition, we can provide you no assurance that the current offering will be successful, or that by increasing the size of our available equity capital our aggregate expenses, and correspondingly, our expense ratio, will be lowered.

[Market yields may increase, which would result in a decline in the price of our preferred stock.

The prices of fixed income investments, such as our preferred stock, vary inversely with changes in market yields. The market yields on securities comparable to our preferred stock may increase, which could result in a decline in the secondary market price of our preferred stock prior to the term redemption date. See “Description of Preferred Stock — Dividends and Dividend Periods”.]

[Prior to this offering, there has been no public market for our preferred stock, and we cannot assure you that the market price of our preferred stock will not decline following the offering.

We cannot assure you that a trading market will develop for our preferred stock after this offering or, if one develops, that such trading market can be sustained. [During a period of up to      days from the date of this prospectus supplement, the preferred stock will not be listed on any securities exchange. During this period, the underwriters do not intend to make a market in our preferred stock. Consequently, an investment in our preferred stock during this period will likely be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop during this period. If a secondary market does develop during this period, holders of our preferred stock may be able to sell such shares only at substantial discounts from liquidation preference.] [Application has been made to list our preferred stock on      [so that trading on the exchange will begin within    days from the date of this prospectus supplement, subject to notice of issuance]. If we are unable to list the preferred stock on a national securities exchange, holders thereof may be unable to sell such shares at all, or if they are able to, only at substantial discounts from liquidation preference. Even after the preferred stock is listed on as anticipated, there is a risk that the market for such shares may be thinly traded and relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features.]]

[The preferred stock are unrated securities.

We do not intend to have the preferred stock rated by any rating agency. Unrated securities typically trade at a discount to similar, rated securities, depending on the rating of the rated securities. As a result, there is a risk that the preferred stock may trade at a price that is lower than what they might otherwise trade at if rated by a rating agency.]

[The preferred stock will be subordinate to the rights of holders of senior indebtedness.

While holders of our preferred stock will have equal liquidation and distribution rights to any other preferred stock that might be issued by us, they will be subordinated to the rights of holders of senior indebtedness, if any. Therefore, dividends, distributions and other payments to holders of our preferred stock in liquidation or otherwise may be subject to prior payments due to the holders of senior indebtedness. In addition, the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of the preferred stock.]

An investment in term preferred stock with a fixed interest rate bears interest rate risk.

Term preferred stock pays dividends at a fixed dividend rate. Prices of fixed income investments vary inversely with changes in market yields. The market yields on securities comparable to the Series [    ] Term Preferred Shares may increase, which would likely result in a decline in the secondary market price of the Series [    ] Term Preferred Shares prior to the term redemption date. For additional information concerning dividends on the Series [    ] Term Preferred Shares, see “Description of the Series [    ] Term Preferred Stock — Dividends and Dividend Periods.”

There will be no initial secondary trading market due to delayed listing, and even after listing a liquid secondary trading market may not develop.

Because we have no prior trading history for exchange-listed Preferred Stock, we cannot predict the trading patterns of the Series [    ] Term Preferred Shares, including the effective costs of trading the stock. During a period of up to   days from the date of this prospectus supplement, the Series [    ] Term Preferred Shares will not be listed on any securities exchange. During this period, the underwriters do not intend to make a market in the Series [    ] Term Preferred Shares. Consequently, an investment in the Series [    ] Term Preferred Shares during this period will be illiquid, and holders of such shares may not be able to sell them during that period as it is unlikely that a secondary market for the Series [    ] Term Preferred Shares will develop. If a secondary market does develop during this period, holders of the Series [    ] Term Preferred Shares may be able to sell such shares only at substantial discounts from the Liquidation Preference. We have applied to list the Series [    ] Term Preferred Shares on the [    ]. If we are unable to list the Series [    ] Term Preferred Shares on the [    ] or another national securities exchange, holders of such shares may be unable to sell them at all or, if they are able to, only at substantial discounts from the Liquidation Preference. Even if the Series [    ] Term Preferred Shares are listed on the [    ] as anticipated, there is a risk that such shares may be thinly traded, and the market for such shares may be relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features.

The Series [    ] Term Preferred Shares will not be rated.

We do not intend to have the Series [    ] Term Preferred Shares rated by any rating agency. Unrated securities usually trade at a discount to similar, rated securities. As a result, there is a risk that the Series [    ] Term Preferred Shares may trade at a price that is lower than they might otherwise trade if rated by a rating agency.

The Series [    ] Term Preferred Shares will bear a risk of early redemption by us.

We may voluntarily redeem some or all of the Series [    ] Term Preferred Shares on or after [    ] and we may be forced to redeem some or all of the Series [    ] Term Preferred Shares to meet regulatory requirements and the asset coverage requirements of such shares. Any such redemptions may occur at a time that is unfavorable to holders of the Series [    ] Term Preferred Shares. We may have an incentive to redeem the Series[    ] Term Preferred Shares voluntarily before the Term Redemption Date if market conditions allow us to issue other Preferred Stock or debt securities at a rate that is lower than the Fixed Dividend Rate on the Series [    ] Term Preferred Shares. For further information regarding our ability to redeem the Term Preferred Stock, see “Description of the Series [    ] Term Preferred Stock — Redemption” and “— Asset Coverage.”

Claims of holders of the Series [    ] Term Preferred Shares will be subject to a risk of subordination relative to holders of our debt instruments.

Rights of holders of the Series [    ] Term Preferred Shares will be subordinated to the rights of holders of our indebtedness. Therefore, dividends, distributions and other payments to holders of Term Preferred Shares in liquidation or otherwise may be subject to prior payments due to the holders of our indebtedness. In addition, under some circumstances the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of holders of the Series [    ] Term Preferred Shares.

We are subject to risks related to the general credit crisis and related liquidity risks.

General market uncertainty and extraordinary conditions in the credit markets may impact the liquidity of our investment portfolio. In turn, during extraordinary circumstances, this uncertainty could impact our distributions and/or ability to redeem the Series [    ] Term Preferred Shares in accordance with their terms. Further, there may be market imbalances of sellers and buyers of Series [    ] Term Preferred Shares during periods of extreme illiquidity and volatility in the credit markets. Such market conditions may lead to periods of thin trading in any secondary market for the Series [    ] Term Preferred Shares and may make valuation of the Series [    ] Term Preferred Shares uncertain. As a result, the spread between bid and ask prices is likely to increase significantly such that an investor in the Series [    ] Term Preferred Shares may have difficulty selling his or her shares. Less liquid and more volatile trading environments could also result in sudden and significant valuation declines in the Series [    ] Term Preferred Shares.

Holders of the Series [    ] Term Preferred Shares will bear reinvestment risk.

Given the [    ]-year term and potential for early redemption of the Series [    ] Term Preferred Shares, holders of such shares may face an increased reinvestment risk, which is the risk that the return on an investment purchased with proceeds from the sale or redemption of the Series [    ] Term Preferred Shares may be lower than the return previously obtained from the investment in such shares.

Holders of Series [    ] Term Preferred Shares will bear dividend risk.

We may be unable to pay dividends on the Series [    ] Term Preferred Shares under some circumstances. The terms of any future indebtedness we may incur could preclude the payment of dividends in respect of equity securities, including the Series [    ] Term Preferred Shares, under certain conditions.

There is a risk of delay in our redemption of the Series [    ] Term Preferred Shares, and we may fail to redeem such securities as required by their terms.

Substantially all of the investments we presently hold and the investments we expect to acquire in the future are, and will be, subject to legal and other restrictions on resale and will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to obtain cash equal to the value at which we record our investments quickly if a need arises. If we are unable to obtain sufficient liquidity prior to the Term Redemption Date, we may be forced to engage in a partial redemption or to delay a required redemption. If such a partial redemption or delay were to occur, the market price of the Series [    ] Term Preferred Shares might be adversely affected.

[Insert any additional relevant risk factors not included in the base prospectus.]

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. The percentages included in the table reflect our net assets as of [•], 2013, as adjusted to reflect completion of this offering. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement and the accompanying prospectus contains a reference to fees or expenses paid by “us” or “GSV Capital,” or that “we” will pay fees or expenses, you will indirectly bear such fees or expenses as an investor in GSV Capital Corp.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)	%(1)
Offering expenses borne by common stockholders (as a percentage of offering price)	%(2)
Dividend reinvestment plan expenses	None
Total stockholder transaction expenses (as a percentage of offering price)%
Annual expenses (as a percentage of net assets attributable to common stock)(8):
Base management fee	%(3)
Incentive fees payable under our investment advisory agreement (20%)	%(4)
Interest payments on borrowed funds	%(5)
Other expenses (estimated)	%(6)
Acquired fund fees and expenses	%(7)
Total annual expenses (estimated)%

EXAMPLE

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses would remain at the levels set forth in the table above. See Note 5 below for additional information regarding certain assumptions regarding our level of leverage subsequent to this offering.

	1 Year		3 Years		5 Years		10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	[•]	$	[•]	$	[•]	$	[•]

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%. As the incentive fee under the Investment Advisory Agreement is payable only on realized capital gains, this illustration assumes that the entire 5.0% annual return is in the form of realized capital gains (computed net of all realized capital losses and unrealized capital depreciation) in each of the indicated time periods, and that we will be required to pay an incentive fee on the full amount of the annual return. If we achieve a greater realization of realized capital gains than the assumed 5.0% annual return, our expenses and returns to our investors would be higher. In addition, the example assumes inclusion of the sales load of [•]%. Also, while the example assumes reinvestment of all dividends at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the dividend payment date, which may be at, above or below net asset value. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

(1)	Represents the underwriting discount with resepct to the shares of our common stock, sold by us in this offering.
(2)	Amount reflects estimated offering expenses of approximately $[•].

(3)	Reflects our base management fee as a percentage of our net assets. Our base management fee under the Investment Advisory Agreement is based on our gross assets, which is defined as all the assets of GSV Capital, including those acquired using borrowings for investment purposes. See “Investment Advisory Agreement.” As a result, although we do not currently have any specific plans to use leverage, to the extent we elect to utilize leverage in the future, our base management fee as a percentage of our net assets would increase.
(4)	Based on our current business plan, we do not expect to invest fully the net proceeds from this offering for up to six to 12 months and, based on the current unrealized appreciation versus unrealized depreciation on our portfolio investments, we expect that we will likely not have sufficient realized capital gains, taken together with any net unrealized capital appreciation, during our first year of operations after completion of this offering in order to pay or accrue any incentive fees in the first year after completion of this offering. The incentive fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), commencing on December 31, 2011, and will equal the lesser of (i) 20% of our realized capital gains during such calendar year, if any, calculated on an investment-by-investment basis, subject to a non-compounded preferred return, or “hurdle,” and a “catch-up” feature, and (ii) 20% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees. For a more detailed discussion of the calculation of this fee, see “Investment Advisory Agreement.” For accounting purposes, in order to reflect the theoretical capital gains incentive fee that would be payable for a given period as if all unrealized gains were realized, we are required to accrue a capital gains incentive fee based upon realized capital gains and losses during the current calendar year through the end of the period, plus any unrealized capital appreciation and depreciation as of the end of the period. It should be noted that a fee so calculated and accrued would not necessarily be payable under the Investment Advisory Agreement, and may never be paid based upon the computation of capital gains incentive fees in subsequent periods. Amounts paid under the Investment Advisory Agreement will be consistent with the formula reflected in the Investment Advisory Agreement.
(5)	We are exposed to the risks of leverage, which may be considered a speculative investment technique. The use of leverage magnifies the potential for gain and loss on amounts invested and therefore increases the risks associated with investing in our securities. In addition, the costs associated with our borrowings, including any increase in the management fee payable to our investment adviser, GSV Asset Management, are borne by our common stockholders. For purposes of this section, we have assumed that we have $69 million of outstanding borrowings at an annual interest rate of 5.25%, which reflects our oustanding convertible senior notes as of September 30, 2013, and we assume that we issue $25 million of debt with an interest rate equal to 8.0% per annum.
(6)	“Other expenses” ($[•] million) are based upon estimates for the 12 months following completion of this offering. Due to the volatility of loss on fair value adjustment for the embedded derivative, we excluded it from the other expenses calculation as it does not accurately reflect the operating expenses of the Company.
(7)	Amount reflects our estimated expenses for the 12 months following completion of this offering relating to the temporary investment of proceeds from this offering in money market funds pending our investment of such proceeds in portfolio companies in accordance with our investment objective and strategies described in this prospectus.
(8)	Net assets attributable to common stock, (as used to calculate the annual expense ratios) reflect our September 30, 2013 net asset value adjusted for the impact of the Senior Convertible Notes issuance and assumed future common stock offerings. Assumed common stock offerings, for purposes of this calculation, are $50 million each, occurring, respectively, on November 30, 2013; February 28, 2014; May 31, 2014; August 31, 2014.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement and the accompanying prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about GSV Capital, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our equity investments in such portfolio companies,
•	an economic downturn could disproportionately impact the market sectors in which a significant portion of our portfolio is concentrated, causing us to suffer losses in our portfolio,
•	an inability to access the equity markets could impair our investment activities,
•	interest rate volatility could adversely affect our results, particularly if we opt to use leverage as part of our investment strategy, and
•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Risk Factors” beginning on page [•] of the accompanying prospectus and elsewhere in this prospectus supplement. You should not place undue reliance on these forward-looking statements, which apply only as of the dates of this prospectus supplement and the accompanying prospectus, respectively. The forward-looking statements and projections contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, or the “Securities Act.” In addition, the forward-looking statements and projections contained in any reports we may file subsequent to completion of this offering under the Exchange Act will be excluded from the safe harbor protection provided by Section 21E of the Exchange Act.

CAPITALIZATION

The following table sets forth:

•	our actual cash and capitalization as of [•], 2013; and
•	our cash and capitalization as adjusted to reflect the sale of our [•] shares of preferred stock in this offering (assuming no exercise by the underwriters of their over-allotment option) at the assumed public offering price of $[•] per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable out of the proceeds of this offering.

As of [•], 2013
	Actual	As Adjusted(1)
Assets(1):
Cash and cash equivalents	$	$
Total assets	$	$
Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, [•] shares issued and outstanding, [•] shares issued and outstanding, as adjusted, respectively	$	$
Additional paid-in-capital
Preferred Stock, par value $0.01 per share; 100,000,000 shares authorized, [•] shares issued and outstanding, [•] shares issued and outstanding, as adjusted, respectively	$	$
Accumulated net investment loss
Unrealized depreciation on investments
Total stockholders’ equity

(1)	Since [•], 2013, we have used approximately $[•] million of our available cash to acquire additional portfolio investments. This is not reflected in the table above.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of [•] shares of our preferred stock in this offering will be approximately $[•] million, or approximately $[•] million if the underwriters fully exercise their over-allotment option, in each case assuming a public offering price of $[•] per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $[•] payable out of the proceeds of this offering.

We plan to invest the net proceeds from this offering in portfolio companies in accordance with our investment objective and strategies described in this prospectus. We will also use a portion of the net proceeds to pay operating expenses, and other expenses such as due diligence expenses relating to potential new investments. We anticipate that substantially all of the net proceeds of this offering will be used for the above purposes within six to 12 months, depending on the availability of investment opportunities that are consistent with our investment objectives and market conditions, except for such amounts as may be retained for purposes of funding our ongoing operations subsequent to the completion of this offering. We cannot assure you we will achieve our targeted investment pace. Pending such investments, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the date of investment. The management fee payable by us will not be reduced while our assets are invested in such securities. See “Regulation as a Business Development Company — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

DESCRIPTION OF THE PREFERRED STOCK

The following is a brief description of the terms of our preferred stock. This is not a complete description and is subject to and entirely qualified by reference to our articles of incorporation, as amended, and the certificate of designation setting forth the terms of the preferred stock. These documents are filed with the SEC as exhibits to our registration statement of which this prospectus supplement is a part, and the Certificate of Designation is attached as Appendix A to this prospectus supplement.

In addition to shares of common stock, our charter authorizes the issuance of preferred stock. If we offer preferred stock under this prospectus, we will issue an appropriate prospectus supplement. We may issue preferred stock from time to time in one or more classes or series, without stockholder approval. Prior to issuance of shares of each class or series, our Board of Directors is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any such an issuance must adhere to the requirements of the 1940 Act, Maryland law and any other limitations imposed by law.

The 1940 Act currently requires, among other things, that (a) immediately after issuance and before any distribution is made with respect to common stock, the liquidation preference of the preferred stock, together with all other senior securities, must not exceed an amount equal to 50% of our total assets (taking into account such distribution), (b) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on the preferred stock are in arrears by two years or more and (c) such class of stock have complete priority over any other class of stock as to distribution of assets and payment of dividends, which dividends shall be cumulative.

For any series of preferred stock that we may issue, our Board of Directors will determine and the articles supplementary and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;
•	the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are participating or non-participating;
•	any provisions relating to convertibility or exchangeability of the shares of such series, including adjustments to the conversion price of such series;
•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;
•	the voting powers, if any, of the holders of shares of such series;
•	any provisions relating to the redemption of the shares of such series;
•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;
•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;
•	if applicable, a discussion of certain U.S. federal income tax considerations; and
•	any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our Board of Directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which dividends, if any, thereon will be cumulative.

UNDERWRITING

[•] is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriters	Number of Shares
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $[•] per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for [•] days from the date of this prospectus supplement, to purchase up to [•] additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We and each of our directors and officers has agreed that, for a period of [•] days from the date of this prospectus supplement, such party will not, without the prior written consent of [•], offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly, or hedge any shares or any securities convertible into or exchangeable for shares. [•] in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last [•] days of the [•] day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the [•] day restricted period, we announce that we will release earnings results during the [•] day period beginning on the last day of the [•] day restricted period, the restrictions described above shall continue to apply until the expiration of the [•] day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The shares of preferred stock are listed on the [    ] under the symbol “[    ]”.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by us	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.
º	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

º	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.
•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.
º	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
º	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.
•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the [    ], in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the shares on the [    ], prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the [    ] at no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

[Additional Underwriter Compensation] — If Applicable.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement or the accompanying prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their respective contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor the accompanying prospectus nor any other offering material relating to the shares described in this prospectus supplement and the accompanying prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor the accompanying prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;
•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or
•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement and the accompanying prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;
•	where no consideration is or will be given for the transfer; or
•	where the transfer is by operation of law.

[INCLUDE OTHER JURISDICTIONS AS APPROPRIATE]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by [•].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audited financial statements included in the accompanying prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants located at 150 Almaden Blvd, Suite 600, San Jose, CA 95113, upon the authority of said firm as experts in giving said report.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus supplement and the accompanying prospectus.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549. This information will also be available free of charge by contacting us at GSV Capital Corp., 2925 Woodside Road, Woodside, CA 94062, by telephone at (650) 235-4769, or on our website at http://www.gsvcap.com.

GSV Capital Corp.

Shares
Preferred Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

[•], 2014